Exhibit 10.1

September 5, 2003

Ms. Christine Russell

Los Gatos, CA 95032

Dear Christine;

On behalf of Parthusceva, Inc. (the “Company”), we are pleased to offer you the position of Vice President and Chief Financial Officer, reporting to the CEO. In this position, you will be responsible for all finance and administrative functions within the company, as well as Investor Relations.

Your initial salary will be $18,750 per month, subject to periodic review. In addition, we will recommend to the Board of Directors that you be granted a stock option to purchase an aggregate of 225,000 shares of common stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant, as determined by the Board of Directors. These option shares will vest at a rate of one-fourth (1/4th) of the total number of shares on the first anniversary of your date of employment, and an additional one-forty-eighth (1/48th) of the total number of shares at the end of each one-month period thereafter. Currently, there are approximately 18 million shares of common stock equivalents outstanding and additional shares may be issued to future employees and investors resulting in dilution for all shareholders. You will also be eligible for an annual performance bonus of up to 40% of your annual salary predicated upon achieving specific goals and objectives as mutually agreed between you and the Company. These goals and objectives will be set to include all of calendar 2004 and the bonus that you earn in 2004 will be increased by a factor which includes the days you have been employed in 2003.

During the first twelve (12) months of your employment, in the event of termination by you for Good Reason or termination by the Company without Cause in each case following a Change in Control, 50% of your unvested options will immediately vest. Beginning your thirteenth (13) month of employment, in the event of termination by you for Good Reason or termination by the Company without Cause in each case following a Change in Control, all of your unvested options will immediately vest. “Good Reason,” “Cause” and “Change in Control” shall have the definitions prescribed to such terms in the attached Exhibit A.

You will also be eligible to participate in the Company’s standard benefits program, details of which will be sent under separate cover.

This offer of employment is contingent upon (1) your signing of the Company’s Employee Proprietary Information Agreement, and (2) your providing proof of your eligibility to work in the U.S.

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason.

Christine, we are all delighted to be able to extend you this offer and look forward to working with you.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, on or before September 12, and return to me.

Sincerely,

/s/    Chet Silvestri

Chet Silvestri

President and CEO

Accepted and Agreed:

Signature: /s/    Christine Russell

Start Date: October 6, 2003

Exhibit A

“Cause” shall mean (a) a good faith finding by the Board of Directors of the Parent (other than the Employee) (the “Board”) that the Employee has failed to perform his reasonably assigned duties for the Company or Parent and has failed to remedy such failure within 15 days following written notice from the Company to the Employee notifying him of such failure, (b) the Employee has willfully engaged in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company and/or Parent, (c) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere (or any analogous proceeding) by the Employee to, any crime involving moral turpitude or any felony; (d) the Employee is adjudicated bankrupt or makes any arrangement or composition with the Employee’s creditors; or (e) the Employee becomes of unsound mind or is committed as patient for the purposes of any legislation relating to mental health.

“Good Reason” for termination shall mean the occurrence, without the Employee’s written consent, of any of the events or circumstances set forth in clauses (a) through (e) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected and the Employee has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first notice of termination for Good Reason given by the Employee) within 15 days following written notice from the Employee to the Company notifying the Company of such event.

(a) the assignment to the Employee of duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority or responsibilities, or any other action or omission by the Company or Parent which results in a material diminution in such position, authority or responsibilities;

(b) a reduction in the Employee’s annual base salary or as it may be increased from time to time, except for a comparable reduction in salary affecting all similarly situated employees;

(c) the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Employee participates or which is applicable to the Employee, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Employee’s participation therein (or in such substitute or alternative plan), or in any option plan of the Company or Parent, on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, than the basis existing on the date of the Agreement or as may be agreed from time to time by the Company and the Employee or (iii) award cash bonuses to the Employee in amounts and in a manner substantially consistent with awards to other members of the senior management team in light of the Employee’s title and responsibilities;

(d) a change by the Company in the location at which the Employee performs his principal duties for the Company to a new location that is both (i) more than 35 kilometers further from the Employee’s principal residence than the location at which the Employee currently performs his principal duties for the Company and (ii) more than 35 kilometers from the location at which the Employee performs his principal duties for the Company; or

(e) any material breach by the Company of its obligations to the Employee. For purposes of this Agreement, the Employee’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

“Change in Control” shall mean the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Parent, a transaction involving the sale of the voting stock of the Parent or a sale or other disposition of all or substantially all of the assets of the Parent in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock of the Parent immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership of the Common Stock of the Parent immediately prior to such Business Combination.